JAYNE M. DONEGAN, ESQ.
                                                       DIRECT DIAL (401)276-2612
                                               E-MAIL ADDRESS: jdonegan@brfg.com





                                  June 30, 1999


Evercel, Inc.
2 Lee Mac Avenue
Danbury, Connecticut  06810

RE:  Evercel, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

         We are general counsel to Evercel, Inc., a Delaware corporation (the "Company"). We have been asked to deliver this opinion in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to 83,333 shares (the "Distribution Agreement Shares") of the Company's Common Stock, $.01 par value ("Common Stock") issuable pursuant to Section 2.10 of the Distribution Agreement (the "Distribution Agreement") between the Company and Energy Research Corporation, dated as of February 16, 1999, and 216,667 shares of Common Stock (collectively with the Distribution Agreement Shares, the "Shares") issuable pursuant to awards granted or to be granted under the Company's 1998 Equity Incentive Plan (the "1998 Plan").

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

     1. A copy of the Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof;

     2. A copy of the Amended and Restated By-laws of the Company, as in effect on the date hereof;

     3. Records of the meetings of the Board of Directors and the stockholders of the Company relating to the approval of the Distribution Agreement and the 1998 Plan;

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Evercel, Inc.
June 30, 1999
Page 2



     4. The Distribution Agreement;

     5. The 1998 Plan; and

     6. The Registration Statement.

         In giving our opinion, we have relied as to matters of fact upon certificates of public officials and officers of the Company. For purposes of this opinion we have assumed without any investigation (1) the legal capacity of each natural person and (2) the genuineness of each signature, the completeness of each document submitted to us as an original and the conformity with the original of each document submitted to us as a copy.

         Our opinion hereafter expressed is based solely upon (1) our review of the Documents, (2) discussions with certain officers of the Company with respect to the Documents, (3) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein and (4) such review of published sources of law as we have deemed necessary.

      Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Distribution Agreement and the 1998 Plan, respectively, the Shares will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm wherever it appears in the Registration Statement.

                                Very truly yours,

                                BROWN, RUDNICK, FREED & GESMER
                                By:  Brown, Rudnick, Freed & Gesmer, Ltd.,
                                      a partner


                                By: /s/ Jayne M. Donegan
                                    --------------------
                                   Jayne M. Donegan, a Member duly authorized

PJF/JMD

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